     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1997


                                                      REGISTRATION NO. 333-21411
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                 AMENDMENT NO.3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------
                               ROSE HILLS COMPANY
                (FORMERLY KNOWN AS ROSE HILLS ACQUISITION CORP.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     7261                    13-3915765
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL           IDENTIFICATION NUMBER)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            ------------------------

                          3888 SOUTH WORKMAN MILL ROAD
                           WHITTIER, CALIFORNIA 90601
                                 (562) 692-1212
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              KENDALL E. NUNGESSER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ROSE HILLS COMPANY
                          3888 SOUTH WORKMAN MILL ROAD
                           WHITTIER, CALIFORNIA 90601
                                 (562) 692-1212
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                             WILSON S. NEELY, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1997

PROSPECTUS

                               ROSE HILLS COMPANY

                (FORMERLY KNOWN AS ROSE HILLS ACQUISITION CORP.)

 OFFER TO EXCHANGE $80,000,000 OF ITS 9 1/2% SENIOR SUBORDINATED NOTES DUE 2004
   WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $80,000,000 OF ITS
             OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2004

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                       , 1997, UNLESS EXTENDED (THE 'EXPIRATION DATE').

                            ------------------------

     Rose Hills Company (formerly known as Rose Hills Acquisition Corp.) (the 'Issuer') hereby offers to exchange (the 'Exchange Offer') up to $80,000,000 aggregate principal amount of its new 9 1/2% Senior Subordinated Notes due 2004 (the 'Exchange Notes') for $80,000,000 aggregate principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2004 (the 'Notes'). THE ISSUER HAD $74.5 MILLION OF SENIOR INDEBTEDNESS (AS DEFINED ON PAGE 77) OUTSTANDING, NO SUBORDINATED INDEBTEDNESS OUTSTANDING AND NO FIRM ARRANGEMENTS TO ISSUE ANY SIGNIFICANT SUBORDINATED INDEBTEDNESS, IN EACH CASE AS OF JUNE 30, 1997, AND
ITS SUBSIDIARIES HAD APPROXIMATELY $30.4 MILLION OF LIABILITIES OUTSTANDING AS OF SUCH DATE. THE EXCHANGE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OUTSTANDING LIABILITIES OF THE ISSUER AND ITS SUBSIDIARIES, WHICH TOTALLED APPROXIMATELY $104.9 MILLION IN THE AGGREGATE AS OF JUNE 30, 1997. THE ISSUER CURRENTLY HAS NO OUTSTANDING INDEBTEDNESS TO WHICH THE EXCHANGE NOTES WOULD BE SENIOR. THE INDENTURE (AS DEFINED HEREIN) DOES NOT GENERALLY LIMIT THE ABILITY OF THE ISSUER TO SECURE SENIOR INDEBTEDNESS. SUBJECT TO CERTAIN REQUIREMENTS WITH RESPECT TO THE AMOUNT OF ADDITIONAL INDEBTEDNESS (AS DEFINED HEREIN) THAT MAY BE INCURRED BY THE ISSUER AND/OR ANY OF ITS SUBSIDIARIES, THE INDENTURE DOES NOT CONTAIN ANY LIMIT ON THE AMOUNT OF DEBT THAT MAY BE SENIOR TO OR ON A PARITY WITH THE EXCHANGE NOTES.

     The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the

Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as provided below) and are issued free from any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Notes and contain terms which are identical in all material respects to the terms of the Notes that are to be exchanged therefor. The Notes were sold by the Issuer to finance, in part, the Issuer's acquisition (the 'Acquisition') of the cemetery related assets and liabilities of Rose Hills Memorial Park Association (the 'Association') which represent the largest single location cemetery in the United States (the 'Cemetery'), as well as the separately owned mortuary operations of Roses, Inc. and its subsidiaries located on the grounds of the Cemetery in Los Angeles County, California (the 'Mortuary'; together with the Cemetery, 'Rose Hills'). The Issuer is indirectly owned by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (collectively, 'Blackstone') and by affiliates of The Loewen Group Inc. (The Loewen Group Inc., collectively with its affiliates, 'Loewen'). In connection with the Acquisition, which was consummated on November 19, 1996, 14 additional funeral homes and two combination funeral home and cemetery properties previously owned or leased by Loewen and located in Los Angeles, San Bernardino and northern Orange Counties (the 'Satellite Properties') were contributed to subsidiaries of the Issuer.

     Interest on the Exchange Notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1997. The Exchange Notes will mature on November 15, 2004. The Exchange Notes will be unsecured senior subordinated obligations of the Issuer, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer (which includes all indebtedness of the Issuer under the Bank Credit Facilities (as defined herein)) and

                                                  (Cover continued on next page)

SEE 'RISK FACTORS' BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT
 SHOULD BE CONSIDERED BY INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN
                       INVESTMENT IN THE EXCHANGE NOTES.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

              , 1997

                          TERMS OF THE EXCHANGE NOTES


Issuer.................. Rose Hills Company (formerly known as Rose Hills
                         Acquisition Corp.).

Notes Offered........... $80 million principal amount of 9 1/2% Senior
                         Subordinated Notes due 2004.

Maturity Date........... November 15, 2004.

Interest Payment         May 15 and November 15 of each year, commencing May 15,
  Dates................. 1997.

Ranking................. The Exchange Notes will be unsecured senior subordinated obligations of the Issuer, will be
                         subordinated in right of payment to all existing and
                         future Senior Indebtedness (as defined herein) of the
                         Issuer (which includes all indebtedness of the Issuer
                         under the Bank Credit Facilities) and effectively
                         subordinated to all existing and future liabilities of
                         its subsidiaries and will rank senior in right of
                         payment to all other subordinated indebtedness of the
                         Issuer ('Senior Indebtedness'). The Issuer had $74.5
                         million of Senior Indebtedness outstanding as of June
                         30, 1997, and its subsidiaries had $30.4 million of
                         liabilities outstanding as of that date. The Company
                         had no subordinated indebtedness outstanding as of that
                         date and had no firm arrangements to issue any
                         significant subordinated indebtedness as of that date.
                         The Exchange Notes will be effectively subordinated to
                         all existing liabilities of the Issuer and its
                         subsidiaries, which totalled $104.9 million in the
                         aggregate as of June 30, 1997. See 'Description of
                         Exchange Notes--Subordination.' The Indenture does not
                         generally limit the ability of the Issuer to secure
                         Senior Indebtedness subject to certain requirements
                         with respect to the amount of additional Indebtedness
                         that may be incurred by the Issuer and/or any of its
                         Subsidiaries. See 'Description of Exchange
                         Notes--Certain Covenants--Limitation on Indebtedness.'

Optional Redemption..... The Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or
                         after November 15, 2000 at a premium declining to par
                         in 2003, plus accrued and unpaid interest, if any, to
                         the redemption date. See 'Description of Exchange
                         Notes--Redemption--Optional Redemption.'


                         The Issuer has established a sinking fund for the benefit of the Exchange Notes.

Change of Control....... In the event of a Change of Control (as defined herein), the Issuer will be obligated to make an offer
                         to purchase the then outstanding Exchange Notes at a
                         purchase price equal to 101% of the principal amount
                         thereof, plus accrued and unpaid interest, if any, to
                         the purchase date. The Issuer's ability to purchase the
                         Exchange Notes if a Change of Control occurs will be
                         dependent upon obtaining third-party financing to the
                         extent it does not have available funds to meet its
                         purchase obligations. There can be no assurance that
                         the Issuer will be able to obtain such financing. The
                         term 'Change of Control' is limited to certain
                         specified transactions (which do not include the
                         purchase by Loewen of the shares of RH Holdings held by
                         Blackstone) and may not include other events that might
                         adversely affect the financial condition of the Issuer
                         or result in a

                         downgrade of the credit rating of the Exchange Notes.
                         Pursuant to the Bank Credit Facilities, the Company would be required to satisfy its obligations thereunder prior to its purchase of the Exchange Notes upon a Change of Control in accordance with the Indenture. As of June 30, 1997, the aggregate amount of the Company's indebtedness under the Bank Credit Facilities was $74.5 million. See 'Description of Exchange Notes--Certain
                         Covenants--Change of Control.'

Certain Covenants....... The Indenture contains certain covenants by the Issuer and its Subsidiaries (as defined herein), including,
                         but not limited to, covenants with respect to
                         limitations on the following matters: (i) the
                         incurrence of additional indebtedness, (ii) certain
                         payments, including dividends and investments, (iii)
                         the creation of liens, (iv) sales of assets and
                         preferred stock, (v) transactions with interested
                         persons, (vi) payment restrictions affecting
                         subsidiaries, (vii) sale-leaseback transactions and
                         (viii) mergers and consolidations. See 'Description of
                         Exchange Notes--Certain Covenants.' In addition, the
                         Bank Credit Agreement (as defined herein) contains
                         certain covenants that, among other things, restrict
                         the ability of the Issuer and its subsidiaries to

                         dispose of assets, incur additional indebtedness, prepay other indebtedness (including the Exchange
                         Notes), pay dividends or make certain restricted payments, create liens on assets, engage in mergers or acquisitions or enter into leases or transactions with affiliates. See 'Description of Bank Credit
                         Facilities.' Immediately after giving effect to the Acquisition Transaction, the Company was in material compliance with all financial and operating covenants contained in the Indenture and the Bank Credit
                         Agreement.

Absence of a Public      The Exchange Notes are new securities, and there is
  Market for the         currently no established market for the Exchange Notes.
  Exchange Notes........ The Exchange Notes will generally be freely transferable (subject to the restrictions discussed
                         elsewhere herein) but will be new securities for which
                         there will not initially be a market. Accordingly,
                         there can be no assurance as to the development or
                         liquidity of any market for the Exchange Notes. The
                         Initial Purchaser has advised the Issuer that it
                         currently intends to make a market in the Exchange
                         Notes. However, the Initial Purchaser is not obligated
                         to do so, and any market making with respect to the
                         Exchange Notes may be discontinued at any time without
                         notice. The Issuer does not intend to apply for a
                         listing of the Exchange Notes on a securities exchange.


                                  RISK FACTORS

     Holders of Notes should consider carefully the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under 'Risk Factors' before tendering Notes in exchange for Exchange Notes.

               SUMMARY PRO FORMA AND OTHER FINANCIAL INFORMATION


                                                                      FOR THE
                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                  --------------
                                                                   (IN MILLIONS)
PRO FORMA INCOME STATEMENT DATA:
  Revenues:
     Funeral sales and services................................       $  29.3
     Cemetery sales and services...............................          25.0
     Other.....................................................           5.2
                                                                      -------
                                                                         59.5
                                                                      -------
  Cost of sales:
     Funeral sales and services................................          12.6
     Cemetery sales and services...............................           6.5
                                                                      -------
                                                                         19.1
                                                                      -------
  Selling, general and administrative expenses.................          34.9
  Amortization of goodwill and other intangibles...............           3.2
                                                                      -------
  Operating income.............................................           2.3
                                                                      -------
  Other income and expense:
     Interest expense..........................................          16.1
     Interest income...........................................          (0.5)
                                                                      -------
                                                                         15.6
                                                                      -------
  Loss before taxes............................................         (13.3)
  Income tax benefit...........................................          (3.8)
                                                                      -------
  Net loss.....................................................       $  (9.5)
                                                                      -------
                                                                      -------

PRO FORMA OTHER FINANCIAL DATA AND RATIOS:
  EBITDA(1)....................................................       $  14.4
  Cash flows from(2):
     Operating activities......................................          10.6
     Investing activities......................................        (251.3)
     Financing activities......................................         247.4
  Capital expenditures.........................................         (11.1)
  Depreciation and amortization(3).............................           7.1
  Cash interest expense(4).....................................          14.4

  Ratio of EBITDA to cash interest expense.....................          1.0x
  Ratio of earnings to fixed charges(5)........................            --

OTHER FINANCIAL INFORMATION:
  Adjusted EBITDA(6)...........................................          19.0
  Ratio of adjusted EBITDA to cash interest expense............          1.3x


------------------

(1) EBITDA is defined as income (loss) before income taxes plus interest expense, depreciation and amortization, the non-cash portion of cemetery cost of sales and certain reductions of selling, general and administrative expenses which are expected to have an ongoing impact. EBITDA is presented because Management believes that EBITDA provides relevant and useful information and it is a widely accepted

                                              (Footnotes continued on next page)

(Footnotes continued from previous page) financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Also, this measure of EBITDA may not be comparable to similar measures reported by other companies.

     The calculation of EBITDA is shown below:


                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
                                                                (IN MILLIONS)
Loss before taxes..........................................        $ (13.3)
Net interest...............................................           15.6
Depreciation...............................................            3.9
Amortization...............................................            3.2
Noncash portion of cemetery cost of sales..................            1.1
Net reduction in selling, general and administrative
  expenses.................................................            2.0
Elimination of intercompany expense........................            1.9
                                                                   -------
                                                                   $  14.4
                                                                   -------
                                                                   -------




          The net reduction in selling, general and administrative expenses results from new contractual arrangements involving Rose Hills, Blackstone and Loewen (see Note D to 'Unaudited Pro Forma Statements of Operations'). The elimination of intercompany expense pertains to certain intercompany expenses between the Mortuary and the Cemetery (see Note B to 'Unaudited Pro Forma Statements of Operations').


(2) Pro forma cash flows from operating activities reflect the impact of the pro forma adjustments on net income, depreciation and amortization. Pro forma cash flows from investing activities are assumed to be unchanged from the historic cash flows. Pro forma cash flows from financing activities reflect the cash flows relating to the Acquisition and the offering of the Notes which are assumed to occur as of the Acquisition Closing Date.
(3) The amount does not include amortization of deferred financing costs, which are included in interest expense.
(4) Cash interest expense is defined as interest expense less amortization of deferred financing costs.

(5) Earnings used in computing the ratio of earnings to fixed charges consist of loss before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and a portion of operating lease rental expense deemed to be representative of the interest factor. Earnings were insufficient to cover fixed charges in the year ended December 31, 1996 by $13.3 million.

(6) Adjusted EBITDA is defined as EBITDA plus (i) the revenue impact of a change in the investment strategy of the endowment care fund (the 'Fund'), which the Company expects to increase from $1.8 million actually generated in 1996 to $3.4 million on an illustrative basis and (ii) non-recurring transaction-related expenses for legal, accounting and investment banking services which amounted to $3.0 million for the year ended December 31, 1996 (See 'Unaudited Pro Forma Financial Information').

                                  RISK FACTORS

     In addition to the other information in this Prospectus, holders of Notes should consider carefully the following factors before tendering their Notes for Exchange Notes offered hereby. The risk factors set forth below are generally applicable to the Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


     The Issuer has incurred substantial indebtedness in connection with the Acquisition Transaction and is highly leveraged. At June 30, 1997, the Issuer's total indebtedness was $158.8 million, its debt to total capitalization ratio was 55.0% and the Company had consolidated liabilities (including indebtedness) of approximately $184.9 million. In the ordinary course of business, the Company has incurred and, subject to certain covenants and financial tests set out in the Bank Credit Agreement (as defined herein) and the Indenture, will continue to incur additional indebtedness to fund working capital requirements and for other corporate purposes, including to finance acquisitions. See 'Capitalization,' 'Description of Bank Credit Facilities,' 'Description of Exchange Notes' and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.


     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including: (i) the Company's ability to obtain financing in the future for working capital or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) the indebtedness outstanding under the Bank Credit Facilities is secured and will mature prior to the maturity of the Exchange Notes; (iv) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (v) the Company's high degree of leverage makes it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.

     The Company believes that, based upon current levels of operations and anticipated growth and availability under the Revolving Credit Facility, it will be able to meet its principal and interest payment obligations. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes. If the Company cannot generate sufficient cash flow from operations or borrow under the Revolving Credit Facility to meet such obligations, then the Company may be required to take certain actions, including reducing capital expenditures, restructuring its debt, selling assets or seeking additional equity in order to avoid an Event of Default (as defined herein). There can be no assurance that such actions could be effected or would be effective in allowing the Company to meet such obligations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources.'


EXCHANGE NOTES REPRESENT UNSECURED, SUBORDINATED CLAIMS; NO LIMITATION ON ADDITIONAL INDEBTEDNESS


     The Exchange Notes will be unsecured obligations of the Issuer that are subordinated in right of payment to all Senior Indebtedness of the Issuer, including all indebtedness under the Bank Credit Facilities. As of June 30, 1997, approximately $74.5 million of Senior Indebtedness was outstanding and the Issuer had borrowing availability of approximately $25.0 million under the Revolving Credit Facility. The Indenture and the Bank Credit Facilities permit the Company to incur additional Senior Indebtedness, provided that certain conditions are met, and the Company expects from time to time to incur additional Senior Indebtedness. Furthermore, the Indenture does not limit the Issuer's ability to secure additional or replacement Senior Indebtedness. In the event of the insolvency, liquidation, reorganization, dissolution or other winding up of the Issuer or upon a default in payment with respect to, or the acceleration of, or if a judicial proceeding is pending with respect to any default under, any Senior Indebtedness, the Bank Lenders and any other creditors who are holders of Senior Indebtedness must be paid in full before a holder of the Exchange Notes may be paid. Accordingly, there may be insufficient assets remaining after such payments to pay principal or interest on the Exchange Notes. See 'Description of Exchange Notes--Subordination.' In addition, the Exchange Notes will be structurally subordinated to any liabilities or obligations of the Issuer's subsidiaries as described below under '--Holding Company Structure.'

     The Issuer's obligations under the Bank Credit Facilities are secured by substantially all of the assets of the Issuer and its subsidiaries. If a default occurs under the Bank Credit Agreement and the Issuer is unable to repay such borrowings, the Bank Lenders would have the right to exercise the remedies available to secured creditors under applicable law and pursuant to the Bank Credit Agreement. Accordingly, the Bank Lenders would be entitled to payment in full out of the assets securing such indebtedness prior to payment to holders of the Exchange Notes. If the Bank Lenders or the holders of any other secured indebtedness were to foreclose on the collateral securing the Issuer's obligations to them, it is possible that there would be insufficient assets remaining after satisfaction in full of all such indebtedness to satisfy in full the claims of holders of the Exchange Notes.

RESTRICTIVE DEBT COVENANTS; CONSEQUENCES OF FAILURE TO COMPLY WITH DEBT
COVENANTS

     The Bank Credit Agreement and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, pay dividends, prepay subordinated indebtedness (including, in the case of the Bank Credit Agreement, the Exchange Notes), enter into sale and leaseback transactions, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, under the Bank Credit Agreement, the Company is required to satisfy specified financial ratios and tests, including, without limitation, minimum fixed charge coverage, minimum interest coverage, minimum net worth, maximum senior debt leverage and maximum total debt leverage tests. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. To the extent that the Company does not achieve the pro forma estimates with respect to its operations, it may not be in compliance with certain of the covenants included in the Bank Credit Agreement. See 'Unaudited Pro Forma Financial Information.' The breach of any of these covenants could result in a default under the Bank Credit Agreement. See 'Description of Bank Credit Facilities.' In the event of any such default, depending upon the actions taken by the Lenders, the Company could be prohibited from making any payments of principal or interest on the Exchange Notes. See 'Description of Exchange Notes--Subordination.' In addition, the Bank Lenders could elect to declare all amounts borrowed under the Bank Credit Facilities, together with accrued interest, to be due and payable or could proceed against the collateral securing such indebtedness.

POTENTIAL ADVERSE CONSEQUENCES IN IMPLEMENTING BUSINESS STRATEGY

     The Company's business strategy involves a number of elements which Management may not be able to implement successfully. For example, the enactment of price increases may result in a reduction in market share, and the implementation of staff reductions intended to decrease general and administrative expenses may lead to low morale and the further loss of personnel. The strategic integration of the Satellite Properties with Rose Hills may not result in the increase in market share hoped for, and efforts to sell additional pre-need services and merchandise to Rose Hills' existing customer base may not be successful. The implementation of the Administrative Services Agreement and the clustering of Rose Hills and the Satellite Properties may encounter operational difficulties such that the expected savings are not realized. There can be no assurance that these adverse consequences will not occur and, if they occur, there can be no assurance that they will not result in a material adverse effect on the Company's results of operations.

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES TO SERVICE INDEBTEDNESS; EXCHANGE NOTES SUBORDINATED TO SUBSIDIARY LIABILITIES


     The Issuer is a holding company with no significant independent business operations. Accordingly, its primary sources of cash to meet debt service and other obligations (including payments on the Exchange Notes) are dividends and other payments from its subsidiaries. Consequently, obligations of the Issuer to its creditors, including holders of the Exchange Notes, are effectively subordinated in right of payment and junior to all liabilities (including trade payables) of the Issuer's subsidiaries. The Bank Credit Facilities are guaranteed by each of the Issuer's subsidiaries. As of June 30, 1997, the aggregate amount of liabilities of the Issuer's subsidiaries (excluding intercompany indebtedness) was approximately $30.4 million.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN MILLIONS)

                                  FOR THE PERIOD               FOR THE PERIOD
                                    1/1-11/18                   11/19-12/31
                          -------------------------------  ----------------------
                             HISTORICAL (PREDECESSOR)      HISTORICAL (SUCCESSOR)
                          -------------------------------  ----------------------
                                               SATELLITE                           ACQUISITION     OTHER         COMPANY
                          MORTUARY  CEMETERY   PROPERTIES    ROSE HILLS COMPANY    ADJUSTMENTS  ADJUSTMENTS     PRO FORMA
                          --------  --------   ----------  ----------------------  -----------  -----------     ---------

INCOME STATEMENT DATA:
  Revenues:
    Funeral sales and
      services...........  $ 17.7    $   --      $ 8.5             $  3.1            $    --      $    --         $29.3
    Cemetery sales and
      services...........      --      20.2        1.8                3.0                 --           --          25.0
    Other................     2.7       1.8(A)      --                0.9                 --         (0.2)(B)       5.2
                          --------  --------      ----              -----          -----------  -----------     ---------
                             20.4      22.0       10.3                7.0                 --         (0.2)         59.5
                          --------  --------      ----              -----          -----------  -----------     ---------
  Cost of sales and
    services:
    Funeral sales and
      services...........     5.5        --        6.3                0.8                 --           --          12.6
    Cemetery sales and
      services...........      --       3.9        1.6                0.8                 --          0.2(C)        6.5
                          --------  --------      ----              -----          -----------  -----------     ---------
                              5.5       3.9        7.9                1.6                 --          0.2          19.1
                          --------  --------      ----              -----          -----------  -----------     ---------
  Selling, general and
    administrative
    expenses.............    14.1      16.0        1.5                3.8                 --         (0.5)(B,D)    34.9
  Amortization of
    goodwill and other
    intangibles..........     0.1        --         --                0.4                2.7(E)        --           3.2
                          --------  --------      ----              -----          -----------  -----------     ---------
  Operating income.......     0.7       2.1        0.9                1.2               (2.7)         0.1           2.3
                          --------  --------      ----              -----          -----------  -----------     ---------
  Other income and
    expense:
    Interest expense.....     1.5       0.1        0.8                2.0               11.7(F)        --          16.1
    Other income.........    (0.4)     (0.1)        --               (0.1)                --          0.1(B)       (0.5)
                          --------  --------      ----              -----          -----------  -----------     ---------
                              1.1        --        0.8                1.9               11.7          0.1          15.6
                          --------  --------      ----              -----          -----------  -----------     ---------

  Income (loss) before
    taxes................    (0.4)      2.1        0.1               (0.7)             (14.4)          --         (13.3)
  Income tax expense
    (benefit)............     0.6        --        0.1               (0.2)                --         (4.3)(G)      (3.8)
                          --------  --------      ----              -----          -----------  -----------     ---------
  Net income (loss)......  $ (1.0)   $  2.1       $ --             $ (0.5)           $ (14.4)     $   4.3         $(9.5)
                          --------  --------      ----              -----          -----------  -----------     ---------
                          --------  --------      ----              -----          -----------  -----------     ---------


             See Notes to Unaudited Pro Forma Financial Information

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     A) Other cemetery revenues principally relate to investment income on the Endowment Care Fund. During 1996 the Association changed its investment strategy from capital growth to current income. The impact of a 1.0% change in the investment return over a full year, based on the Endowment Care Fund balance in marketable securities of $54.4 million at December 31, 1996, is an increase or decrease in investment income of $0.5 million before taxation.

     B) Represents the elimination of intercompany balances and income between the Mortuary and the Cemetery as follows:

                                                               FOR THE PERIOD
                                                                1/1 - 11/18
                                                               --------------
                                                               (IN MILLIONS)
          Elimination of cemetery management fee:
               Other revenue................................       $ (0.2)
                                                                  -------
                                                                  -------
          Elimination of interest on intercompany notes:
               Other income.................................          0.1
                                                                  -------
                                                                  -------


     The Unaudited Pro Forma Statements of Operations do not reflect the elimination of certain intercompany expenses between the Mortuary and the Cemetery as follows:



                                                               FOR THE PERIOD
                                                                1/1 - 11/18
                                                               --------------
                                                               (IN MILLIONS)
          Elimination of settlement of intercompany expense:
               Selling, general and administrative
                 expense....................................         (1.9)
                                                                  -------
                                                                  -------


     C) Represents the incremental non-cash cost of cemetery sales of grave sites, crypts and niches based on preliminary appraisals and Management's final evaluation of the fair value of cemetery property. See Note (J). Such final allocation and the resulting effect on net income is not expected to differ significantly from the pro forma amounts included herein.

                                                                FOR THE PERIOD
                                                                  1/1 - 11/18
                                                               -----------------
                                                                 (IN MILLIONS)
          Non-cash cost of grave sites, crypts and niches
            sold:
               Pro forma cost...............................        $   0.9
               Less historical cost.........................           (0.7)
                                                                    -------
               Net adjustment to cemetery cost of sales.....        $   0.2
                                                                    -------
                                                                    -------


     D) Represents the net reduction in selling, general and administrative expenses resulting from (i) the termination of certain contractual arrangements with executive management and between the Mortuary and the Cemetery, (ii) the change in status of the Cemetery from a not-for-profit association to a taxable entity and (iii) the application of purchase accounting adjustments.


                                                                FOR THE PERIOD
                                                                  1/1 - 11/18
                                                               -----------------
                                                                 (IN MILLIONS)
          Employee and trustee benefits plans(1)............        $   1.2
          Cemetery management fees(2).......................            0.2
          Real estate and personal property taxes(3)........           (0.9)
                                                                    -------
          Net reduction.....................................        $   0.5
                                                                    -------
                                                                    -------


        --------------------------

        (1) Represents the effect of applying purchase accounting to historical benefits plan expense after taking into account that certain plans were terminated, frozen, or otherwise discontinued after the Acquisition Closing Date in accordance with the terms of the definitive agreements relating to the Acquisition. See 'Certain Related Transactions--The Acquisition.'



        (2) Represents the termination of fees payable to trustees and the elimination of cemetery management fees charged by the Mortuary to the Cemetery pursuant to the Operating and Management Agreement that was terminated as of the Acquisition Closing Date. See 'Business--Company Overview.'

        (3) Represents estimated incremental real estate and personal property taxes that will be incurred as a result of the change in status of the Cemetery from a not-for-profit association to a taxable entity.



     The Unaudited Pro Forma Statements of Operations do not give effect to certain additional cost savings resulting from new contractual arrangements involving Rose Hills, Blackstone and Loewen.



                                                                FOR THE PERIOD
                                                                  1/1 - 11/18
                                                               -----------------
                                                                 (IN MILLIONS)
          Salaries and benefits(1)..........................        $   1.8
          Overhead allocation(2)............................            0.8
          Administrative Services Agreement(3)..............           (0.3)
          Monitoring fee(4).................................           (0.3)
                                                                    -------
          Net reduction.....................................        $   2.0
                                                                    -------
                                                                    -------


        --------------------------

        (1) Represents the reduction of executive/owner salaries and benefits from historic levels to new contractual amounts and the reduction of salaries and benefits related to specifically identified job positions that were eliminated and replaced, in part, by the Administrative Services Agreement that was entered into on the Acquisition Closing Date. See 'Certain Related Transactions-- Administrative Services Agreement' and 'Management.'



        (2) Represents the elimination of overhead charges allocated by Loewen to the Satellite Properties that were replaced by the Administrative Services Agreement. See 'Certain Related Transactions-- Administrative Services Agreement.'



        (3) Represents base fees payable to Loewen pursuant to the Administrative Services Agreement. See 'Certain Related Transactions--Administrative Services Agreement.'



        (4) Represents monitoring fees payable to an affiliate of Blackstone pursuant to the Shareholder's Agreement that was entered into on the Acquisition Closing Date. See 'Certain Related Transactions--Payment of Certain Fees and Expenses.'



In addition, the Unaudited Pro Forma Statements of Operations do not reflect certain additional cost savings expected to be achieved from the changes in operating strategy described under 'Business Strategy Following Acquisition.'


     Both historical and pro forma selling, general and administrative expenses include non-recurring transaction-related expenses for legal, accounting and investment banking services which amounted to $3.0 million for the year ended December 31, 1996.

     E) Represents the incremental amortization of goodwill resulting from the preliminary allocation of the purchase cost.

                                                                FOR THE PERIOD
                                                                  1/1 - 11/18
                                                               -----------------
                                                                 (IN MILLIONS)
          Pro forma amortization:
            Goodwill(1).....................................        $   2.8
            Covenants not to compete(2).....................            0.2
          Less historical amortization......................           (0.3)
                                                                    -------
          Net adjustment....................................        $   2.7
                                                                    -------
                                                                    -------

        --------------------------
        (1) Represents total pro forma goodwill amortization based upon goodwill of $129.6 million and an amortization period of 40 years.

        (2) Represents total pro forma amortization of covenants not to compete based upon a capitalized valuation of $1.3 million and average term of 5 years.

                                    BUSINESS

COMPANY OVERVIEW

     The Issuer, a Delaware corporation, was formed in 1996 to acquire Rose Hills, which is the largest single location cemetery and funeral home combination in the United States. As a result of the Acquisition of Rose Hills and the Satellite Properties, the Company owns a strategic assembly of cemeteries and funeral homes in the greater Los Angeles area that, in addition to Rose Hills, includes a group of 14 surrounding funeral homes and two cemetery and funeral home combination properties located in Los Angeles, San Bernardino and northern Orange Counties. Rose Hills is situated less than 14 miles from downtown Los Angeles on approximately 1,418 acres of permitted cemetery land near Whittier, California. The Cemetery and Mortuary have been continuously operating since 1914 and 1956, respectively. During the period from 1990 until the Acquisition Closing Date, the Cemetery and Mortuary functioned as separate entities, with the Cemetery owned by a not-for-profit association and the Mortuary owned by a closely held corporation controlled by previous management.

     Pursuant to an Operation and Management Agreement (the 'Management Agreement'), during the period commencing October 1989 until the Acquisition Closing Date, the Mortuary operated and managed the Cemetery for the Association. In connection with the Management Agreement, certain senior officers of the Mortuary agreed to work exclusively for the Association. The Association paid the Mortuary certain management and other incentive based fees in payment for services provided by the Mortuary under the Management Agreement.

     In 1996, the Cemetery sold approximately 9,600 pre-need and approximately 1,300 at-need cemetery grave sites and performed approximately 9,000 interments. In 1996, the Mortuary performed approximately 5,500 funeral calls and sold approximately 3,300 funeral services on a pre-need basis. Since its founding, Rose Hills has performed more than 300,000 interments at the Cemetery, and has the capacity for more than one million additional interments (without taking into account measures that might be undertaken to increase capacity). The Satellite Properties, which were acquired by Loewen between 1990 and 1995, were contributed to the Company as part of the Acquisition Transaction. In 1996, the Satellite Properties performed approximately 3,800 funeral calls and 500 interments. Since the Acquisition Transaction, the Company has been managed by a single management team which includes certain members of the previous management of Rose Hills, a newly hired senior sales executive with over 25 years of experience in the industry and a new Chief Financial Officer with 19 years of finance and accounting experience. The Company also benefits from the strength of Loewen's management team through the Administrative Services Agreement.

     Management believes that the integration of the Satellite Properties with Rose Hills effected through the Acquisition Transaction will enable the Company to take advantage of the benefits of 'hub and spoke clustering,' including opportunities to share personnel, vehicles and other key resources, and implement revenue enhancing cross-marketing programs. Management anticipates that such an integration will create a group of funeral homes and cemeteries capable of serving the majority of the greater Los Angeles metropolitan area, a region with a population of more than 9.2 million. In addition, the Company intends to leverage Rose Hills' outstanding reputation in the region by using the Rose Hills name at many of the Satellite Properties. Management also expects to generate significant additional cost-savings through the implementation of the Administrative Services Agreement.

     The principal executive offices of the Company are located at 3888 South Workman Mill Road, Whittier, California 90601 and its telephone number is (562) 692-1212.


THE FUNERAL SERVICE AND CEMETERY INDUSTRY AND LOCAL CHARACTERISTICS


     The funeral service and cemetery industry historically has been characterized by low business risk compared with most other businesses. According to the Business Failure Record published by The Dun & Bradstreet Corporation, the average business failure rate in the United States in 1996 was 80 per 10,000. The 1996 failure rate of the funeral service and crematoria industry was only 12 per 10,000, 85% lower than the average rate and among the lowest of all industries. This low failure rate can be attributed to a number of factors, including stable demand in the industry, positive demographic trends and the low rate of new market entrants due to the length of time required to establish community acceptance.

     In the last 15 years, demand has grown steadily at a 1% compound annual growth rate while the aggregate number of funeral homes has remained relatively constant. Future demographic trends are expected to contribute to the continued stability of the funeral service industry. The first members of the 'Baby Boom' generation began to turn 50 in 1996 and are advancing into the prime savings and planning phases of their lives. The Census Bureau projects that the segment of the United States population over 65 years old, which presently totals 34 million, will more than double in size to over 73 million by 2035. Over the next 15 years, the aging of this population is expected to outweigh the effects of increased life expectancies. The Census Bureau projects that the number of deaths in the United States will grow at approximately 1% annually through 2010.


     A Wirthlin Group study conducted in 1995 concluded that the three most important factors in selecting a funeral home are that it had previously served the family, was close to the respondent's residence and had a strong reputation in the community. Fewer than 5% of the respondents to the Wirthlin study specified price as an important factor in selecting a funeral home. The relationship between reputation and market share is an important competitive advantage for existing funeral homes in that until a new market entrant is able to establish the community reputation necessary to gain market share, existing homes will retain considerable pricing flexibility.


     The Company attracts customers from a geographic region encompassing substantially all of Los Angeles County and the northern portion of Orange

County. According to statistics compiled by the State of California Department of Health Services and the Census Bureau, the estimated population of Los Angeles County was approximately 9.4 million people (3.1 million households) in 1996. Approximately 16.5% of this population was age 55 or older. The death rate in Los Angeles County (approximately 62,000 in 1996) has demonstrated stability from year to year over the last decade and the number of deaths is expected to increase in step with the 1% annual projected population growth in Los Angeles County over the next five years.


BUSINESS OPERATIONS

  Mortuary Operations

     In 1996, the Mortuary performed approximately 5,500 funeral calls and has a current capacity to provide over 30 funeral services per day. The Mortuary provides a complete range of funeral services, including collection of remains, certification of death, embalming, sale of caskets and related merchandise, sale of flowers, visitation facilities and transportation to place of services and to burial site. All funeral arrangements provided to each of the Mortuary's customers are provided by an experienced counselor with the assistance of a centralized computer system.

     The Mortuary began operations in 1956, when the Association recognized that additional revenue opportunities existed in funeral operations. As the division's success continued, the Mortuary was spun off in 1976 as a taxable, for profit, wholly-owned subsidiary of the Association. In 1990, the Association sold the Mortuary business to senior management in a leveraged buyout transaction. During the period from October 1989 through the Acquisition Closing Date, pursuant to the Management Agreement, the Mortuary also operated the Cemetery.

     The Mortuary provides funeral services on both an at-need and a pre-need basis. Since 1987, all pre-need funeral services have been funded through the sale by the Mortuary to its customers of a life insurance product called ForeThought. Under the ForeThought Plan, the Mortuary is named the beneficiary of the insurance policy but does not recognize funeral service revenue related to the contracted services until such services are provided, although it does recognize commission income upon the sale of such policies. On the date of performance of the prearranged funeral service, the Mortuary recognizes funeral service income and the proceeds received under the policy are applied against the contract. Prior to 1987, the Mortuary also offered trust-backed and debenture-backed pre-need products.

     The Satellite Properties consist of 14 funeral homes and two combination properties located in Los Angeles, San Bernardino and northern Orange Counties which provide a wide variety of funeral services to various communities in such counties. While the demographics of the population served by the Satellite Properties, taken as a whole, are generally similar to that of Rose Hills' clients, the smaller size and long-standing local reputations of the various Satellite Properties have led each of such properties to develop a demographically unique client base within its particular community. Therefore, as a result of this extended cluster of funeral service providers as well as the ability of particular Satellite Properties to meet special needs of local communities, Management believes that the acquisition of the Satellite Properties will permit the Company to access a base of mortuary clients that it was previously unable to develop solely from its location near Whittier.

acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes and Exchange Notes that have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes and Exchange Notes may by notice to the Trustee on behalf of the holders of all the Notes and Exchange Notes waive any defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note or Exchange Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note and Exchange Note outstanding.

     No holder of any of the Exchange Notes has any right to institute any proceeding with respect to the Indenture or the Exchange Notes or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes and Exchange Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Exchange Notes and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes and Exchange Notes. Such limitations do not apply, however, to a suit instituted by a holder of an Exchange Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Exchange Note on or after the respective due dates expressed in such Exchange Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Notes and Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.


     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Exchange Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof (or as earlier required under Section 11.01 of the Indenture and Section 315(b) of the TIA). Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Exchange Notes, the Trustee may withhold the notice to the holders of such Exchange Notes if a committee of its board of directors or trust officers in good faith determines that withholding the notice is in the interest of the holders of the Exchange Notes.


     The Issuer is required to furnish to the Trustee annual and quarterly statements as to the performance by the Issuer of its obligations under the Indenture and as to any default in such performance. The Issuer is also required to notify the Trustee within ten days after the Issuer becomes aware of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Issuer may, at its option and at any time, terminate the obligations of the Issuer with respect to the outstanding Exchange Notes ('defeasance'). Such defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes, except for
(i) the rights of holders of outstanding Exchange Notes to receive payment in respect of the principal of, premium if any, and interest on such Exchange Notes when such payments are due, (ii) the Issuer's obligations to issue temporary Exchange Notes, register the transfer or exchange of any Exchange Notes, replace mutilated, destroyed, lost or stolen Exchange Notes, to maintain an office or agency for payments in respect of the Exchange Notes and to compensate the Trustee, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE EXCHANGE NOTES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EXCHANGE NOTES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Additional Information................................................     3
Disclosure Regarding Forward-Looking Statements.......................     3
Summary...............................................................     4
Risk Factors..........................................................    17
Use of Proceeds.......................................................    20
The Exchange Offer....................................................    20
Capitalization........................................................    28
Unaudited Pro Forma Financial Information.............................    29
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...............................................    34
Business..............................................................    39
Management............................................................    46
Principal Shareholders................................................    48
Certain Related Transactions..........................................    49
Description of Bank Credit Facilities.................................    51
Description of Exchange Notes.........................................    53
Book Entry; Delivery and Form.........................................    79
United States Federal Income Tax Consequences.........................    81
Plan of Distribution..................................................    81
Legal Matters.........................................................    82
Experts...............................................................    82
Index to Consolidated Financial Statements............................   F-1


                            ------------------------



     Until             , 1997 (90 days after the date
of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS

                               ROSE HILLS COMPANY
                         (FORMERLY KNOWN AS ROSE HILLS
                               ACQUISITION CORP.)

                               OFFER TO EXCHANGE
                           $80,000,000 OF ITS 9 1/2%
                         SENIOR SUBORDINATED NOTES DUE
                              2004 WHICH HAVE BEEN
                        REGISTERED UNDER THE SECURITIES
                           ACT FOR $80,000,000 OF ITS
                           OUTSTANDING 9 1/2% SENIOR
                          SUBORDINATED NOTES DUE 2004

            , 1997
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a)                         EXHIBIT INDEX


EXHIBIT                                                               SEQUENTIAL
NUMBER   DESCRIPTION                                                   PAGE NO.
-------  -----------------------------------------------------------  ----------

 2.1*    -- Asset Purchase Agreement, dated as of September 19,
            1996, by and between Rose Hills Memorial Park Association and Tudor Acquisition Corp. (now known as the Rose Hills Company).
 2.2*    -- Agreement and Plan of Merger, dated as of September 19,
            1996, by and among the Stockholders of Roses, Inc. and Tudor Acquisition Corp. (now known as the Rose Hills Company).
 2.3*    -- Amendment to the Agreement and Plan of Merger dated as
            of November 18,1996 by and among Rose Hills Acquisition Corp. (now known as Rose Hills Company), Roses Inc., the Stockholders of Roses Inc., and RH Mortuary Corporation.
 3.1*    -- Restated Certificate of Incorporation of Tudor
            Acquisition Corp. changing its name to Rose Hills
            Acquisition Corp.
 3.2*    -- Certificate of Amendment of Certificate of Incorporation
            of Rose Hills Acquisition Corp. changing its name to Rose Hills Company.
 3.3*    -- Amended and Restated By-Laws of Rose Hills Company.
 4.1*    -- Indenture dated as of November 15, 1996 between Rose
            Hills Acquisition Corp. and United States Trust Company of New York, as Trustee.
 4.2*    -- Form of 9 1/2% Senior Subordinated Note due 2004
            (included in Exhibit 4.1).

 5**     -- Opinion of Simpson Thacher & Bartlett regarding the
            legality of the Exchange Notes.
 8**     -- Opinion of Simpson Thacher & Bartlett regarding certain tax matters.

10.1*    -- Stockholders' Agreement dated as of November 19, 1996
            among Rose Hills Holdings Corp., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Rose Hills Offshore Capital Partners L.P., Blackstone Family Investment Partnership II L.P., Roses Delaware, Inc., Loewen Group International, Inc., and RHI Management Direct L.P.
10.2*    -- Administrative Services Agreement dated as of November
            19, 1996 between Rose Hills Acquisition Corp. (now known as Rose Hills Company), The Loewen Group, Inc., and Loewen Group International Inc.
10.3*    -- Credit Agreement dated as of November 19, 1996 among
            Rose Hills Company, Rose Hills Holdings Corp., Goldman, Sachs & Co., as syndication agent and arranging agent,

            the financial institutions from time to time parties thereto as lenders and The Bank of Nova Scotia, as administrative agent for such lenders.
10.4*    -- Put/Call Agreement, dated as of November 19, 1996 among
            Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Rose Hills Offshore Capital Partners L.P., Blackstone Family Investment Partnership II L.P., Roses Delaware, Inc., Loewen Group International, Inc., The Loewen Group Inc., and RHI Management Direct L.P.
10.5*    -- Buddhist Memorial Complex Development and Use Agreement
            dated as of March 1, 1994 between Rose Hills Memorial Park Association and International Buddhist Progress Society.
10.6*    -- First Amendment to Buddhist Memorial Complex Development
            and Use Agreement, dated as of September 1, 1994 between Rose Hills Memorial Park Association and International Buddhist Progress Society.


------------------
 * Previously filed.
** Filed herewith.

EXHIBIT                                                               SEQUENTIAL
NUMBER   DESCRIPTION                                                   PAGE NO.
-------  -----------------------------------------------------------  ----------

10.7*    -- Second Amendment to Buddhist Memorial Complex
            Development and Use Agreement, dated as of March 15, 1995 between Rose Hills Memorial Park Association and International Buddhist Progress Society.
10.8*    -- Third Amendment to Buddhist Memorial Complex Development
            and Use Agreement, dated as of May 15, 1995 between Rose Hills Memorial Park Association and International Buddhist Progress Society.
10.9*    -- Fourth Amendment to Buddhist Memorial Complex
            Development and Use Agreement, dated as of October 15, 1995 between Rose Hills Memorial Park Association and International Buddhist Progress Society.
10.10*   -- Memorandum of Understanding, dated as of March 22, 1996 between Rose Hills Memorial Park Association and International Buddhist Progress Society.
10.11*   -- Amended and Restated Employment Agreement dated December
              , 1996 by and between Rose Hills Company and Kendall
            E. Nungesser.
10.12*   -- Employment Agreement dated November 19, 1996 by and
            between RH Mortuary Corporation and Dennis C. Poulsen.
10.13*   -- Employment Confirmation dated November 18, 1996 by and
            between Rose Hills Company and Mark Helmintoller.
10.14*   -- Employment Letter Agreement, dated April 22, 1997 by and between Rose Hills Company and Kenton C. Woods.
10.15*   -- Addendum to Employment Letter Agreement, dated April 28,
            1997 by and between Rose Hills Company and Kenton C.
            Woods.
10.16*   -- Non-Competition Agreement dated as of November 19, 1996, between RH Mortuary Corporation and Kendall E.
            Nungesser.
10.17*   -- Non-Competition Agreement dated as of November 19, 1996 between RH Mortuary Corporation and Dennis C. Poulsen.
10.18*   -- Non-Competition Agreement dated as of November 19, 1996 between RH Mortuary Corporation and Sandy V. Durko.
12*      -- Computation of Ratio of Earnings to Fixed Charges.
21*      -- Subsidiaries of Rose Hills Company (formerly known as
            Rose Hills Acquisition Corp.).
23.1*    -- Consent of Simpson Thacher & Bartlett (included in
            Exhibits 5 and 8).
23.2**   -- Consent of KPMG Peat Marwick LLP.
23.3**   -- Consent of KPMG Peat Marwick LLP.
23.4**   -- Consent of Arthur Andersen LLP.
23.5**   -- Consent of KPMG Peat Marwick LLP.
23.6**   -- Consent of KPMG Chartered Accountants.
24*      -- Power of Attorney (included on page II-4 of the
            Registration Statement).
25*      -- Statement of Eligibility on Form T-1 of United States
            Trust Company of New York.
27*      -- Financial Data Schedule.
99.1*    -- Registration Rights Agreement dated as of November 15,
            1996 between Rose Hills Acquisition Corp. and Smith
            Barney Inc.
99.2*    -- Form of Letter of Transmittal.
99.3*    -- Form of Notice of Guaranteed Delivery.



------------------

 * Previously filed.

** Filed herewith.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whittier, California, on August 6, 1997.


                                      ROSE HILLS COMPANY
                                      (formerly known as Rose Hills
                                      Acquisition Corp.)

                                      By:       /s/  Kendall E. Nungesser
                                          -------------------------------------
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                           TITLE                  DATE
------------------------------  ------------------------------  ---------------
  /s/  Kendall E. Nungesser     President, Chief Executive       August 6, 1997
------------------------------  Officer (principal executive
     Kendall E. Nungesser       officer) and Director

              *                 Senior Vice President, Chief     August 6, 1997
------------------------------  Financial Officer (principal
       Kenton C. Woods          financial officer; principal
                                accounting officer)

              *                 Secretary, Director              August 6, 1997
------------------------------
         Chinh E. Chu

              *                 Director                         August 6, 1997
------------------------------
        David I. Foley

              *                 Director                          August 6, 1997
------------------------------
       Howard A. Lipson

              *                 Director                          August 6, 1997
------------------------------
       Douglas McKinnon

              *                 Director                          August 6, 1997
------------------------------
       Lawrence Miller

              *                 Chairman, Director                August 6, 1997
------------------------------
      Dennis C. Poulsen

 *By: /s/Kendall E. Nungesser
     -------------------------
       Kendall E. Nungesser
         Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                               SEQUENTIAL
NUMBER   DESCRIPTION                                                   PAGE NO.
-------  -----------------------------------------------------------  ----------
 2.1*    -- Asset Purchase Agreement, dated as of September 19,
            1996, by and between Rose Hills Memorial Park
            Association and Tudor Acquisition Corp. (now known as
            the Rose Hills Company).
 2.2*    -- Agreement and Plan of Merger, dated as of September 19,
            1996, by and among the Stockholders of Roses, Inc. and
            Tudor Acquisition Corp. (now known as the Rose Hills
            Company).
 2.3*    -- Amendment to the Agreement and Plan of Merger dated as
            of November 18, 1996 by and among Rose Hills Acquisition
            Corp. (now known as Rose Hills Company), Roses Inc., the
            Stockholders of Roses Inc., and RH Mortuary Corporation.
 3.1*    -- Restated Certificate of Incorporation of Tudor
            Acquisition Corp. changing its name to Rose Hills
            Acquisition Corp.
 3.2*    -- Certificate of Amendment of Certificate of Incorporation
            of Rose Hills Acquisition Corp. changing its name to
            Rose Hills Company.
 3.3*    -- Amended and Restated By-Laws of Rose Hills Company.
 4.1*    -- Indenture dated as of November 15, 1996 between Rose
            Hills Acquisition Corp. and United States Trust Company
            of New York, as Trustee.
 4.2*    -- Form of 9 1/2% Senior Subordinated Note due 2004
            (included in Exhibit 4.1).
 5**     -- Opinion of Simpson Thacher & Bartlett regarding the
            legality of the Exchange Notes.
 8**     -- Opinion of Simpson Thacher & Bartlett regarding certain tax matters.
10.1*    -- Stockholders' Agreement dated as of November 19, 1996
            among Rose Hills Holdings Corp., Blackstone Capital
            Partners II Merchant Banking Fund L.P., Blackstone Rose
            Hills Offshore Capital Partners L.P., Blackstone Family
            Investment Partnership II L.P., Roses Delaware, Inc.,
            Loewen Group International, Inc., and RHI Management
            Direct L.P.
10.2*    -- Administrative Services Agreement dated as of November
            19, 1996 between Rose Hills Acquisition Corp. (now known
            as Rose Hills Company), The Loewen Group, Inc., and
            Loewen Group International Inc.

10.3*    -- Credit Agreement dated as of November 19, 1996 among
            Rose Hills Company, Rose Hills Holdings Corp., Goldman,
            Sachs & Co., as syndication agent and arranging agent,
            the financial institutions from time to time parties
            thereto as lenders and The Bank of Nova Scotia, as
            administrative agent for such lenders.
10.4*    -- Put/Call Agreement, dated as of November 19, 1996 among
            Blackstone Capital Partners II Merchant Banking Fund
            L.P., Blackstone Rose Hills Offshore Capital Partners
            L.P., Blackstone Family Investment Partnership II L.P.,
            Roses Delaware, Inc., Loewen Group International, Inc.,
            The Loewen Group Inc., and RHI Management Direct L.P.
10.5*    -- Buddhist Memorial Complex Development and Use Agreement
            dated as of March 1, 1994 between Rose Hills Memorial
            Park Association and International Buddhist Progress
            Society.
10.6*    -- First Amendment to Buddhist Memorial Complex Development
            and Use Agreement, dated as of September 1, 1994 between
            Rose Hills Memorial Park Association and International
            Buddhist Progress Society.
10.7*    -- Second Amendment to Buddhist Memorial Complex
            Development and Use Agreement, dated as of March 15,
            1995 between Rose Hills Memorial Park Association and
            International Buddhist Progress Society.


------------------
 * Previously filed.
** Filed herewith.

EXHIBIT                                                               SEQUENTIAL
NUMBER   DESCRIPTION                                                   PAGE NO.
-------  -----------------------------------------------------------  ----------
10.8*    -- Third Amendment to Buddhist Memorial Complex Development
            and Use Agreement, dated as of May 15, 1995 between Rose
            Hills Memorial Park Association and International
            Buddhist Progress Society.
10.9*    -- Fourth Amendment to Buddhist Memorial Complex
            Development and Use Agreement, dated as of October 15,
            1995 between Rose Hills Memorial Park Association and
            International Buddhist Progress Society.
10.10*   -- Memorandum of Understanding, dated as of March 22, 1996 between Rose Hills Memorial Park Association and
            International Buddhist Progress Society.
10.11*   -- Amended and Restated Employment Agreement dated December
              , 1996 by and between Rose Hills Company and Kendall
            E. Nungesser.

10.12*   -- Employment Agreement dated November 19, 1996 by and
            between RH Mortuary Corporation and Dennis C. Poulsen.
10.13*   -- Employment Confirmation dated November 18, 1996 by and
            between Rose Hills Company and Mark Helmintoller.
10.14*   -- Employment Letter Agreement, dated April 22, 1997 by and between Rose Hills Company and Kenton C. Woods.
10.15*   -- Addendum to Employment Letter Agreement, dated April 28,
            1997 by and between Rose Hills Company and Kenton C.
            Woods.
10.16*   -- Non-Competition Agreement dated as of November 19, 1996, between RH Mortuary Corporation and Kendall E.
            Nungesser.
10.17*   -- Non-Competition Agreement dated as of November 19, 1996 between RH Mortuary Corporation and Dennis C. Poulsen.
10.18*   -- Non-Competition Agreement dated as of November 19, 1996 between RH Mortuary Corporation and Sandy V. Durko.
12*      -- Computation of Ratio of Earnings to Fixed Charges.
21*      -- Subsidiaries of Rose Hills Company (formerly known as
            Rose Hills Acquisition Corp.).
23.1*    -- Consent of Simpson Thacher & Bartlett (included in
            Exhibits 5 and 8).
23.2**   -- Consent of KPMG Peat Marwick LLP.
23.3**   -- Consent of KPMG Peat Marwick LLP.
23.4**   -- Consent of Arthur Andersen LLP.
23.5**   -- Consent of KPMG Peat Marwick LLP.
23.6**   -- Consent of KPMG Chartered Accountants.
24*      -- Power of Attorney (included on page II-4 of the
            Registration Statement).
25*      -- Statement of Eligibility on Form T-1 of United States
            Trust Company of New York.
27*      -- Financial Data Schedule.
99.1*    -- Registration Rights Agreement dated as of November 15,
            1996 between Rose Hills Acquisition Corp. and Smith
            Barney Inc.
99.2*    -- Form of Letter of Transmittal.
99.3*    -- Form of Notice of Guaranteed Delivery.


------------------
 * Previously filed.
** Filed herewith.